ARTICLES OF INCORPORATION

                                       OF

                               ALPHA CENTARI, INC.

                               a Texas corporation

          The undersigned person(s), acting as incorporator(s) of a corporation organized under the laws of the TEXAS, hereby adopt(s) the following Articles of Incorporation:

                                    ARTICLE I

                                 CORPORATE NAME

         The name of the corporation is: ALPHA CENTARI, INC.


                                   ARTICLE II

                            INITIAL PRINCIPAL OFFICE

                  The mailing address of the corporation's initial principal office is:

                      300 ROYAL FIELD
                      ARLINGTON, TEXAS 76011


                                   ARTICLE III

                                     SHARES

         The total number of shares which the corporation shall have the authority to issue is 100,000,000 shares of no par value stock.

                                   ARTICLE IV

                           REGISTERED OFFICE AND AGENT

         The street address of the corporation's initial registered office and the name of it's initial registered agent at such address is:

                                                     MARYLYN D. MARCHET
                                                     1353 MIDDLETON DRIVE
                                            CEDAR HILL, TEXAS 75104




                                    ARTICLE V

                                     PURPOSE

                  The purpose of the corporation is to engage in any lawful activity permitted by the laws of this state.

                                   ARTICLE VI

                                    DIRECTORS

                  The names and residences of the persons constituting board of directors are:

                                                     MARYLYN D. MARCHET
                                                     1353 MIDDLETON DRIVE
                                                     CEDAR HILL, TEXAS 75104

                                                     ADELINE MCCONACHIE
                                                     300 ROYAL FIELD
                                                     ARLINGTON, TEXAS 76011

         After the initial board of directors, the board shall consist of such number of directors as shall be determined by the shareholders from time to time at each annual meeting at which directors are to be elected.

         The directors shall be divided into TWO classes, the number of directors to be allocated to each class to be as nearly equal as possible and with the term of office in one class expiring each year after the initial annual meeting of shareholders.

                                   ARTICLE VII
                             LIABILITY OF DIRECTORS

         To the fullest extent permitted by law, no director of this corporation shall be personally liable to the corporation or its shareholders, except that a director may be held personally liable for (i) breaches of the duty of loyalty, (ii) acts or omissions no in good faith or which involve intentional misconduct or a knowing violation of law,
         (iii) declaration of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) a transaction from which the director derives an improper personal benefit.

         Any director or officer who is involved in litigation or other proceeding by reason of his or her position as a director or officer of this corporation shall be indemnified and held harmless by the corporation to the fullest extent permitted by law.

                                  ARTICLE VIII
                                 OTHER PROVISION

     Preemptive Rights. The corporation elects to have preemptive rights so that each shareholder has the right to acquire a proportional amount of any shares that are issued.

         Director or Officer Interest. In the absence of fraud, no transaction between (a) this corporation and (b) any other association, corporation or any director or officer of this corporation individually, shall be affected by the fact that any director or officer of this corporation is individually a party to the transaction or is interested in or is a director or officer of such other association or corporation.

         Stock Transfer Restriction. No shareholder of this corporation shall sell shares of stock held by him or her in this corporation without first offering to sell such stock to the corporation on the same terms and conditions and at the price offered in good faith and in writing, by any proposed purchaser. The written offer by such proposed purchaser shall be delivered to the corporation at the time the stock is offered to the corporation for sale. The corporation shall have the right to accept the offer any time within (30) days form and after the date on which the offer is made to the shareholder and shall exercise the option to purchase the shares of stock, it shall notify the shareholder, but only to the proposed purchaser on the same terms and conditions as offered to the corporation, and only within (30) days from and after the date on which the corporation declines to exercise its option.

         Corporate Seal. The corporation shall have a corporate seal, which shall be affixed to all deeds, mortgages, and other instruments affecting or relating to real estate.

         Execution of Written Instruments. All instruments that are executed on behalf of the corporation which are acknowledged and which affect an interest in real estate shall be executed by the President or any Vice-President and the Secretary or Treasurer. All other instruments executed by the corporation, including the release of a mortgage or lien, may be executed by the President or Vice-President. Notwithstanding the preceding provisions of this section, any written instrument may be executed by any officer(s) or agent(s) that are specifically designated by resolution of the board of directors.

                                  ARTICLE NINE

                    THE PERIOD OF ITS DURATION IS PERPETUAL.


                                   ARTICLE TEN

         The corporation will not commence business until it has received for the issuance of its shares consideration of the value of $1,000.00 consisting of money, labor done or property actually received.

                                  Certification

         I certify that I have read he above Articles of Incorporation and that they are true and correct to the best of my knowledge.

         -------------------------------
         AARON LIGGETT, Incorporator

         300 ROYAL FIELD
         ARLINGTON, TEXAS 76011